Exhibit 10.1

March 6, 2014
Mr. Stephen D. Newlin
Dear Steve:
The terms and conditions of your employment by PolyOne Corporation (“PolyOne”) are set forth in a letter agreement dated January 30, 2006, which was accepted by you on February 6, 2006, and amended and restated on February 21, 2008 and on July 16, 2008 (the January 30, 2006 letter agreement, as it has been amended and restated is referred to herein as the “Letter Agreement”). In connection with your relinquishment of the titles of President and Chief Executive Officer, and your continued employment as the Executive Chairman, of PolyOne, PolyOne desires to further amend and restate the Letter Agreement effective May 15, 2014 (the “Effective Date”).

1.	Position and Duties.
You will have the title of Executive Chairman of the Board, reporting to PolyOne’s Board of Directors (the “Board”) and will have the normal duties, responsibilities and authority of an executive serving in such position, with the objective of successfully transitioning your duties as President and Chief Executive Officer to the successor President and Chief Executive Officer. You will perform your duties and responsibilities to the best of your abilities in a diligent, trustworthy, businesslike and efficient manner. While serving in this role, you will remain an employee of PolyOne and both PolyOne and you anticipate that the level of bona fide services that you will perform in the role of Executive Chairman will be more than 20% of the average level of bona fide services that you performed over the 36-month period immediately preceding the Effective Date.
You will remain a member the Board and so long as you serve as Executive Chairman, the Board will nominate you to stand for election as a member of the Board at PolyOne’s annual meeting of shareholders.
You agree that the Management Continuity Agreement that you entered into with PolyOne on February 26, 2006, as it was most recently restated on March 21, 2008, is hereby amended to remove as “good reason” your election to terminate your employment for any reason during the 30-day period immediately following the first anniversary of a change of control.

2.	Compensation.

(a)	Base Salary. Your base salary for the one-year period beginning on the Effective Date will be equal to $1,050,000. Effective May 15, 2015, your annual base salary will be adjusted to $655,850.

(b)	Bonus/Annual Incentive.

(i)
You will remain eligible to receive an annual incentive award based on achievement of specified performance goals (as determined by the Compensation Committee), with a target attainment equal to 110% of your base salary for 2014. You will not be eligible to receive any further annual incentive awards for periods after 2014.

(c)	Outstanding Long-Term Incentive Awards.

(i)
If you have a Qualifying Separation from Service, as defined below, your outstanding Stock Appreciation Rights (“SARs”), Restricted Stock Units (“RSUs”) and Performance Units (“PUs”) awarded to you as long-term incentive awards under PolyOne’s 2010 Equity and Performance Incentive Plan or any prior PolyOne long-term incentive plan will be subject to the rules of this Paragraph 2(c). The award agreements applicable to such long-term incentive awards are hereby amended to reflect the following if your termination of employment occurs as a result of your Qualifying Separation from Service:

(A)	The SARs shall continue to vest and become exercisable upon their terms as if such Qualifying Separation from Service had not occurred (with no pro-ration as may be provided in any award agreement).

(B)
All outstanding vested SARs held by you may be exercised in whole or in part for the remainder of their term, but in no event beyond the termination of such SARs as provided in the applicable award agreement.

(C)
PolyOne shall waive: (I) any requirement that you have been in the continuous employ of PolyOne or any PolyOne subsidiary during a specified period or through a specified date in order for the RSUs and the PUs (collectively, the “LTIP Rights”) to become nonforfeitable, provided such waiver will not affect the date on which such LTIP Rights become nonforfeitable nor affect the timing of payment of any LTIP Rights; (II) any term providing for pro-ration of vesting and/or payment of the LTIP Rights upon termination of employment due to retirement; and (III) any provision that the LTIP Rights will be forfeited if your employment terminates before a specified date.

(ii)
You will be considered to have a Qualifying Separation from Service if your employment terminates for any reason after the Effective Date other than if it is involuntarily terminated for Serious Cause.

(d)
Expense Reimbursement. PolyOne will reimburse you for all reasonable business expenses incurred by you during the Employment Period in the course of performing your duties under this agreement that are consistent with PolyOne’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to PolyOne’s requirements applicable generally with respect to reporting and documentation of such expenses. Reasonable expenses relating to lodging, meals and travel between your state of residence and PolyOne facilities and any other business-related travel expenses during the Employment Period will be considered business expenses for purposes of this Paragraph 2(d). PolyOne will reimburse the amount of federal, including Medicare, Social Security and FICA/FUTA, state and local taxes imposed on you as a result of such expense reimbursement being considered taxable income, such reimbursement to be made, subject to Paragraph 5(c), no later than December 31 of the year following the year in which you remitted the applicable taxes.

(e)
Standard Benefits. You will be entitled during the Employment Period to participate, on the same basis as other salaried employees of PolyOne, in PolyOne’s standard benefit programs (the “Standard Benefits Package”). The Standard Benefits Package means those benefits (including the PolyOne Retirement Savings Plan, the PolyOne Supplemental Retirement Savings Plan, the health care programs, short-term and long-term disability benefits, life insurance, business travel accident coverage, flexible spending accounts, and an employee assistance program) for which PolyOne salaried employees are from time to time generally eligible, as determined from time to time by the Committee or the Board. Notwithstanding anything to the contrary contained in this agreement, the Standard Benefits Package will not include the right to participate in the PolyOne Employee Transition Plan (the “ETP”) or the Executive Severance Plan (“ESP”), both of which the parties agree do not apply to you.

(f)
Other. You will also be entitled to the following: (i) five weeks of paid vacation per year; (ii) an annual benefit allowance equal to $2,000 per month; (iii) an annual allowance for financial planning and tax preparation in an amount equal to up to $13,000, payable upon submission of itemized invoices; and (iv) an annual executive physical.

(g)
Reimbursement. Any reimbursement of expenses under this Paragraph 2 shall be for expenses incurred by you during the Employment Period and such reimbursement shall be made not later than December 31 of the year following the year in which you incur the expense. In no event will the amount of expenses so reimbursed by PolyOne in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

3.
Other Agreements. You agree that your continued employment with PolyOne is subject to the terms and conditions of PolyOne’s standard: (a) Management Continuity Agreement for executive officers (providing for 36 months of compensation upon the terms and conditions in such agreement); (b) Employee Agreement; (c) Confidential Information, Invention and Non-Solicitation Agreement; (d) Code of Conduct; and (e) Code of Ethics for Senior Officers (collectively, the “Other Agreements”).

4.	Employment Period.

(a)
The Employment Period. Except as otherwise provided herein, the Employment Period will commence on the Effective Date and will continue at least until the first to occur of: (i) February 21, 2016; provided, however, that the Board, in its discretion but subject to your approval, may extend this date until a later mutually agreed-upon date; (ii) your death; (iii) PolyOne’s termination of your employment on account of your Disability; (iv) a voluntary termination of your employment by you (including your retirement); (v) an involuntary termination of your employment by PolyOne for Serious Cause (as defined below); (vi) an involuntary termination of your employment by PolyOne without Serious Cause (as defined below); or (vii) you terminate for “Good Reason” (as defined below) (the “Employment Period”).

(b)
Serious Cause. For purposes of this agreement, “Serious Cause” shall mean conduct set forth in Paragraph 5(g)(i)(a) or (b) below, and will also include any material breach of a provision of this Agreement or of any of the Other Agreements; provided, however, that you shall have 30 days from the date of notice to cure such breach.

(c)
Good Reason. For purposes of the agreement, “Good Reason” means a material diminution in your authority, duties or responsibilities or any action or inaction by PolyOne that constitutes a material breach of this agreement; provided, however, you must give notice of Good Reason within 90 days of the condition first occurring. PolyOne shall have 30 days to cure such condition.

5.	Post-Employment Period Payments.

(a)
Accrued Compensation/Benefits. Except as provided in Paragraphs 5(b), 5(d), 5(e) and 5(f) below, at the end of the Employment Period for any reason, you will no longer have any rights to compensation or benefits except as provided herein and you shall be entitled only to (i) any base salary that has accrued but is unpaid, any reimbursable expenses that have been incurred but are unpaid, and any unexpired vacation days that have accrued under PolyOne’s vacation policy but are unused, as of the end of the Employment Period; (ii) any plan benefits that by their terms extend beyond termination of your employment (but only to the extent provided in any such benefit plan in which you have participated as an employee of PolyOne and excluding the ETP and the ESP); and (iii) any benefits to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”);

(b)
Severance Payments. Notwithstanding the foregoing, if (i) your Employment Period ends prior to February 21, 2016 (or such later date that may be established as the end of the Employment Period pursuant to Paragraph 4(a)(i)) for any reason other than as set forth in Paragraph 4(a)(ii) through 4(a)(v) above and the end of your Employment Period constitutes a “separation from service,” as defined for purposes of Section 409A (a “Separation From Service”), (ii) such termination is not following a change in control of PolyOne entitling you to benefits under your Management Continuity Agreement and (iii) on or before the 45th day following such end of your Employment Period, you agree to standard non-compete and non-solicitation covenants for a period of 36 months following the date of termination and to other standard terms and conditions, including a full release of claims, you will also be entitled to the following amounts and benefits, all payable in accordance with the requirements of Section 409A:

(A)
36 months of salary continuation, benefit allowance and financial planning/tax preparation allowance, with monthly payments to commence, except as provided in Paragraph 5(c), with the first normal pay period that occurs on or after 60 calendar days after the end of your Employment Period (the “Initial Payment Date”);

(B)
An annual incentive amount as earned for the year in which termination of employment occurs, to be paid in the year following the year in which your Employment Period terminates but no later than March 15 of such year, prorated for the amount of time that has elapsed from the beginning of the applicable performance period until the date of termination of employment; and

(C)
24 months of continuation in PolyOne’s medical and dental plans (the “Health Plans”), provided that Health Plans expressly do not include life insurance, short-term disability or long-term disability. You will be required to pay the full cost of the continuation coverage in the Health Plans on an after-tax basis. On the Initial Payment Date and on January 2 of the year following the year in which the Initial Payment Date occurs, PolyOne will make a payment to you (the “Health Plans Premium Reimbursement”) equal to the difference between (A) the amount you are required to pay during the calendar year of payment for such continuation coverage and, with respect to the payment on the Initial Payment Date, the amount, if any, you are required to pay for such continuation coverage in the prior year, and (B) the amount you would have been required to pay during such years for such continuation coverage if you had paid the same percentage of the cost that a similarly situated active employee would pay, as of the date your employment terminated. PolyOne will reimburse the amount of the federal, including Medicare, Social Security and FICA/FUTA, state and local taxes imposed on you as a result of your receipt of the Health Plans Premium Reimbursement, such reimbursement to be made, subject to Paragraph 5(c), no later than December 31 of the year following the year in which you remitted the applicable taxes. Your right to continuation coverage under the Health Plans pursuant to this Paragraph 5(b)(C) shall satisfy the Health Plans’ obligation to provide you continuation coverage pursuant to COBRA.
The monthly financial planning/tax preparation allowance to be provided pursuant to subparagraph (A) above shall be in an amount equal to one-twelfth of the full annual financial planning/tax preparation allowance to which you are entitled pursuant to Paragraph 2(f)(iii) as of the end of your Employment Period (without the requirement to submit itemized invoices).
Each cash payment made by PolyOne pursuant to this Paragraph 5(b), including but not limited to reimbursement of financial planning/tax preparation expenses, shall be considered a separate payment and not one of a series of payments for purposes of Section 409A.

(c)
Delayed Payment for Specified Employee. Notwithstanding the foregoing, if you are a “specified employee,” as determined by PolyOne in its Specified Employee Designation Procedure, on the date of your Separation From Service and any payment under Paragraph 5 would be considered to be deferred compensation under Section 409A, then any such payment that is considered to be deferred compensation that would otherwise be payable during the six-month period following your Separation From Service will instead be paid on the earlier of (i) the first business day of the seventh month following the date of your Separation From Service, or (ii) your death.

(d)
Retirement Benefits. Upon your Qualifying Separation from Service, you will be entitled to annual Supplemental Executive Retirement Plan payments (the “SERP Payments”), payable in the form of a fifteen year certain and continuous life annuity. The amount of each annual SERP Payment shall be determined as provided on Appendix A.

(i)
The first SERP Payment will be made on the first business day of the seventh month following the date of your Separation From Service (“First Payment Date”). Each subsequent annual SERP Payment will be made on the succeeding anniversaries of the First Payment Date.

(ii)
The fifteen year certain and continuous life annuity will provide for annual payments to you for your entire life and if you die after SERP Payments have commenced but before fifteen SERP Payments have been made to you, annual payments will be made to your named beneficiary or beneficiaries on the dates specified in subparagraph (i) above until fifteen SERP Payments have been paid to you and your named beneficiary or beneficiaries. If all of you and your named beneficiary or beneficiaries die before a total of fifteen SERP Payments have been paid, the remaining SERP Payments will continue to be paid on the dates specified in subparagraph (i) above to the estate of the last to die of you and your named beneficiary or beneficiaries (for this purpose looking through any trust designated as a beneficiary to its beneficiary or beneficiaries).

(iii)
If your death occurs either before you have a Qualifying Separation from Service or after you have a Qualifying Separation from Service but before SERP Payments have commenced, your named beneficiary or beneficiaries will be entitled to receive fifteen annual SERP Payments in the amount set forth in Appendix A, commencing on the first business day of the month following the date of your death. Each subsequent annual SERP Payment will be made on the succeeding anniversaries of this date. If all of your named beneficiaries die before fifteen SERP Payments have been paid, the remaining SERP Payments shall continue to be paid on such anniversary date to the estate of the last to die of your named beneficiaries (for this purpose looking through any trust designated as a beneficiary to its beneficiary or beneficiaries) until a total of fifteen SERP Payments have been paid under this subparagraph (iii).

(iv)
If you incur a Disability before you have a Qualifying Separation from Service, you will be entitled to SERP Payments in an amount determined as provided on Appendix A, payable in the form of a fifteen year certain and continuous life annuity. Such SERP Payments will commence to be paid upon the earlier of (A) the date on which you are determined to be “disabled” for purposes of Section 409A, or (B) the date of your Separation From Service, provided that if commencement of payment is based on (y) the determination that you are “disabled,” the initial SERP Payment will be made sixty days after such determination, or (z) your Separation From Service, the initial SERP Payment will be made on the first day of the seventh month following your Separation From Service. Each subsequent annual SERP Payment under this subparagraph (iv) will be made on the succeeding anniversaries of the initial payment date.

(v)
The SERP Payments will be unsecured and unfunded obligations of PolyOne, provided, however, that PolyOne has established a grantor trust in part to fund PolyOne’s obligation under this Paragraph 5(d) and may, in its sole discretion fund such grantor trust; provided further, however, that under the terms of the Non-Qualified Deferred Compensation Trust Agreement that PolyOne entered into with Wells Fargo Bank, National Association, no later than five days following the occurrence of a Change in Control, as defined therein, PolyOne is required to contribute to the trust established thereunder no less than 100% and no more than 125% of the amount sufficient to provide for the payment of the SERP Payments; and provided further, however, that any funds contained therein will remain subject to the claims of PolyOne’s general creditors.

(vi)
PolyOne’s obligation to pay you the SERP Payments or the COBRA Medical Plan Premium Reimbursement described in Paragraph 5(e) or to provide the office space and administrative support described in Paragraph 5(f) will be conditioned upon your execution of a release and waiver, which must be executed no later than forty-five calendar days after your Separation From Service, or the determination of your “disabled” status for purposes of Section 409A, if payment commences upon such determination under subparagraph (iv) above.

(e)
Retiree Medical Benefits. Upon your Qualifying Separation from Service, you and your eligible dependents will have access to retiree medical benefits under PolyOne’s standard retiree medical benefit program, to the extent PolyOne continues to maintain such program for the benefit of its retirees and their eligible dependents. As provided in the PolyOne retiree medical program, you and your dependents will be responsible for payment of all premiums in connection with such retiree medical coverage. PolyOne will make available to you, for a period of 24 months following your Qualifying Separation from Service, COBRA continuation coverage under PolyOne’s medical plan for you and your eligible dependents. You will be eligible to elect coverage under PolyOne’s standard retiree medical benefit program either immediately following your Qualifying Separation from Service or following the termination of such COBRA continuation coverage. On the second anniversary of the date of your Qualifying Separation from Service, PolyOne will make a payment to you (the “COBRA Medical Plan Premium Reimbursement”) equal to the difference between (A) the amount you were required to pay as premiums for such COBRA continuation medical coverage for yourself and your eligible dependents for the two-year period following your Qualifying Separation from Service, and (B) the amount you would have been required to pay for coverage of yourself and your eligible dependents during such two-year period for comparable active employee medical benefit coverage. PolyOne will reimburse the amount of the federal, including Medicare, Social Security and FICA/FUTA, state and local taxes imposed on you as a result of your receipt of the COBRA Medical Plan Premium Reimbursement, such reimbursement to be made, subject to Paragraph 5(c), no later than December 31 of the year following the year in which you remitted the applicable taxes.

(f)
Office Space; Administrative Support. For the five-year period following your termination of employment as described in Paragraph 4(a)(iv), PolyOne shall provide you with suitable furnished office space and an administrative assistant in the Phoenix, Arizona geographic area. In no event will the amount of in-kind benefits provided under this Paragraph 5(f) in one taxable year affect the amount of in-kind benefits provided to you under this Paragraph 5(f) in any other taxable year.

(g)	Forfeiture of Benefits.

(i)
Your right to the SERP Payments and retiree medical benefits will cease upon (a) your engaging in any acts which constitute fraud or embezzlement that cause material harm against PolyOne or disclosure of confidential information, or (b) your engaging in any of the acts or conduct prohibited by your Employee Agreement executed most recently prior to your Qualifying Separation from Service, regardless of whether such Employee Agreement remains in effect at the time of such acts or conduct, that causes material harm to the Company.

(ii)
Confidential Information. For purposes of this agreement, “confidential information” means all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by your breach of this subparagraph) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information shall include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. For purposes of the preceding two sentences, the term “Company” shall also include any subsidiary controlled by the Company (collectively, the “Restricted Group”). The foregoing obligations imposed by this subparagraph shall not apply (i) during the Employment Period, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of yours, generally known to the public, or (iii) if you are required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). These rights of the Company are in addition to and without limitation to those rights and remedies otherwise available by law for protection of the types of such confidential or proprietary information.

(iii)
Prior to any forfeiture of benefits, PolyOne shall provide you a written notice of its intentions to exercise any forfeiture of benefits at least 60 days in advance. You have the right to contest the forfeiture of benefits by filing a written response within 30 days from the date of PolyOne’s notice of intention to contest PolyOne’s decision or cure the improper conduct.

6.	Miscellaneous.
You represent and warrant to PolyOne that: (a) the execution, delivery and performance of this agreement by you does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, (b) except as disclosed in writing to PolyOne, you are not a party to or bound by any employment agreement, noncompete/non-solicitation agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this agreement by you, this agreement will be a valid and binding obligation of you, enforceable in accordance with its terms.
PolyOne may withhold from any amounts payable under this agreement, including, but not limited to the SERP Payments, all federal, including Medicare, Social Security and FICA/FUTA, state, city or other taxes as PolyOne is required to withhold pursuant to any applicable law, regulation or ruling.
Whenever possible, each provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
This agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. In the event any term of this agreement conflicts with any plan, program, award or policy, this agreement shall control, and such conflicting term shall be deemed amended by this agreement.
This agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Ohio.
The provisions of this agreement may be amended or waived only with the prior written consent of PolyOne and you, and no course of conduct or failure or delay in enforcing the provisions of this agreement shall affect the validity, binding effect or enforceability of this agreement.
PolyOne shall pay your reasonable legal fees and costs associated with entering into this Agreement. All payments by PolyOne of your legal fees and costs hereunder shall be for expenses incurred during 2014 and shall be made within ninety days following the date you submit evidence of the incurrence of such expenses, and in all events prior to December 31, 2015. In no event will the amount of expenses reimbursed or paid in one year affect the amount of expenses eligible for reimbursement, or payment to, or for you in any other taxable year.
PolyOne shall pay and be solely responsible for:

(i)	100% of the first $100,000; and

(ii)	70% of any excess above $100,000, of
any and all attorneys’ and related fees and expenses incurred by you to successfully (in whole or in part, and whether by modification of PolyOne’s position, agreement, compromise, settlement or administrative or judicial determination) enforce PolyOne’s agreement or any provision hereof as a result of PolyOne or any shareholder contesting the validity or enforceability of this agreement or any provision hereof. To secure the foregoing obligation, PolyOne shall, within 90 days after being requested by you to do so, enter into a contract with an insurance company, open a letter of credit or establish an escrow in a form satisfactory to you.
It is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and any proposed, temporary or final regulations, or any guidance promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to you or your beneficiaries. This Agreement shall be administered in a manner consistent with such intent. PolyOne will reimburse the amount of the federal, including Medicare, Social Security and FICA/FUTA, state and local taxes imposed on you, and any penalties, interest or other liability, including reasonable attorneys’ fees, that you incur, as a result of a Section 409A violation related to any benefits provided under this agreement.
All reimbursements under the two immediately preceding paragraphs shall be for expenses incurred by you during your lifetime. Reimbursement shall be made no sooner than the first business day of the seventh month following the Qualifying Separation from Service and in all events shall be made prior to the last day of the calendar year following the calendar year in which you incurred the expense or remitted the taxes, as the case may be. In no event will the amount of expenses so reimbursed by PolyOne in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each provision of reimbursement pursuant to this paragraph shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.
If you find this agreement acceptable, please sign and date the letter below and return it to me. This agreement will become effective on the latest date set forth below.
Sincerely,
POLYONE CORPORATION
By:    /s/ Gordon D. Harnett
Name:    Gordon D. Harnett
Title:    Chairperson of the Compensation
Committee and Lead Director
Date: March 6, 2014
I agree to the terms and conditions
in this letter agreement.
/s/ Stephen D. Newlin
Name:    Stephen D. Newlin
Date:    March 6, 2014

APPENDIX A

Date of Separation From Service*	Amount of Annual SERP Payment
On or after 2/21/2014 but before 2/21/2015	$568,600
On or after 2/21/2015 but before 2/21/2016	$626,000**
On or after 2/21/2016 but before the date of the May 2016 annual meeting of shareholders	$685,000**

*Or date of the determination that you are “disabled,” within the meaning of Section 409A, if the commencement of your SERP Payments is determined under Paragraph 5(d)(iv)(y).
**Beginning on 3/21/15 and continuing until 2/21/16, this amount will be increased monthly on a pro-rata basis of $59,700, and beginning on 3/21/16, this amount will be increased monthly on a pro-rata basis of $61,500.